UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/01/2004

BROOKE CORP
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-31698

KS	481009756
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10950 Grandview Drive
Overland Park, KS 66210
(Address of Principal Executive Offices, Including Zip Code)

913-661-0123 ext102
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 27, 2004, Brooke Credit Corporation entered into a credit and security agreement providing a warehouse line of credit to Brooke Credit Funding, LLC. Such agreement is among Brooke Credit Funding, LLC as borrower, Brooke Credit Corporation, as seller and subservicer, Brooke Corporation, as master agent servicer and performance guarantor, Autobahn Funding Company LLC, as the lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as the agent. Other agreements executed in connection with the credit and security agreement include but are not limited to a sale and servicing agreement, master agent security agreement, master agent servicing agreement and performance guaranty pursuant to which Brooke Corporation guaranties the performance of the obligations of Brooke Credit Corporation. In connection with the warehouse agreements, Brooke Credit Corporation from time to time will sell certain loans originated by Brooke Credit Corporation to Brooke Credit Funding, LLC, of which Brooke Credit Funding pledges as security for amounts advanced under the facility. The terms of the warehouse documents also provide for, among other things: advances up to $50,000,000 to fund agency acquisition loans; penalties in the event of early termination; facility fees including but not limited to program and non use fees which are based upon the outstanding principal balance of loans funded by the facility; a default funding rate; servicing and backup servicing fees; financial and other covenants of Brooke Credit Corporation, Brooke Corporation and certain other affiliates; indemnities provided by both Brooke Credit Corporation and Brooke Corporation, as a performance guarantor; and, certain obligations to repurchase loans by both Brooke Credit Corporation and Brooke Corporation, as performance guarantor.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

BROOKE CORP

Date: September 01, 2004.	By:	/s/ Robert D. Orr
Robert D. Orr
CEO